Exhibit 10.1

PRIVILEGED & CONFIDENTIAL

MongoDB

October 29, 2025

Dev Ittycheria

Re: Advisory Services to MongoDB, Inc.

Dear Mr. Ittycheria:

This letter agreement is to confirm our understanding with respect to your role as an advisor to MongoDB, Inc. ("MongoDB" or the "Company"). MongoDB looks forward to a continued mutually beneficial association with you on the following terms, which are hereby made effective as of November 10, 2025, the date following the effective date of your resignation as President and Chief Executive Officer (the "Effective Date") and will continue until November 9, 2026 ("Term") after which time the Term will automatically expire unless extended by mutual written agreement signed by both parties. In the event that MongoDB wishes to retain you as an advisor beyond the initial Term, you shall continue to receive cash compensation, standard Company benefits, and continued vesting of all service-based equity awards outstanding as of the date hereof on the same terms and schedule for the duration of such extended service period.

1. Informal Management Consultations. Effective as of the Effective Date, you will serve as Advisor to MongoDB, including advising the President and Chief Executive Officer, the executive team and the board of directors of MongoDB (the "Board"). You agree to provide historical and forward-looking advice to MongoDB on an as needed basis. From time to time, members of MongoDB's Board and management may contact you informally to seek your advice relating to MongoDB's business. You agree to be available to MongoDB's management and the Board for consultations by telephone, e-mail, virtually, or in person as your other business activities permit, which other activities shall be subject to your obligations to MongoDB pursuant to this letter agreement, MongoDB's applicable employment policies and any other restrictive covenants to which you are subject.

2. Board. You will remain as an executive member of MongoDB's Board until November 9, 2026 and, as an executive member of the Board, you will not be paid for this Board role since you will be still receiving a salary in accordance with Section 3 below. Effective as of November 9, 2026, unless otherwise mutually agreed by you and the Board, you will be deemed to have resigned from the Board (and all other positions held at MongoDB and its affiliates) voluntarily, without any further required action by you, and you will, at the Board's request, execute any documents necessary to reflect such resignation.

3. Compensation. Your salary for this role will be reduced to one hundred thousand dollars ($100,000) per year, paid in equal installments twice per month in accordance with MongoDB's payroll practices. You will also remain eligible to receive payment of your annual bonus for the period ending January 31, 2026, to be paid around April 1, 2026, based on MongoDB's actual performance, which shall be targeted at seventy percent (70%) of the base salary you received for fiscal year 2026. Following January 31, 2026, you will no longer be eligible for any bonus but will continue to receive your reduced salary of $100,000. For purposes of any outstanding equity or equity-based awards that are solely subject to vesting requirements as of the Effective Date granted under the MongoDB, Inc. 2016 Equity Incentive

MongoDB, Inc. // 1633 Broadway, 38th Floor • New York, NY 10019 • 866.237.8815

Exhibit 10.1

PRIVILEGED & CONFIDENTIAL

Plan (the "Outstanding Awards"), until October 2, 2026, as long as you continue to provide services to MongoDB under the terms of this letter agreement, you will be treated as not having experienced an interruption in your Continuous Service (as defined in the MongoDB, Inc. 2016 Equity Incentive Plan) and you will continue to vest in such Outstanding Awards. For clarity, if your advisory services continue beyond November 9, 2026, your Continuous Service and vesting shall likewise continue until the earlier of (i) the termination of such extended service or (ii) your voluntary resignation. Upon either October 2, 2026 or a termination of service for any reason (whichever comes first), you will no longer continue to vest in any such Outstanding Awards. Any Outstanding Awards that are scheduled to vest following October 2, 2026 will be forfeited as of the Effective Date. Further, any Outstanding Awards that are in the form of stock options will remain exercisable until the earlier of (i) the three-month anniversary of the last day of your service to MongoDB in any capacity and (ii) the expiration date of such stock options. Except for your continued vesting of the Outstanding Awards, your accrued rights under any MongoDB benefit plans, and any other payments or benefits required to be paid or provided by law, you agree that you will not be entitled to any additional compensation from MongoDB, including any salary, bonus or incentive compensation, leave, severance or separation pay, or other remuneration or benefits of any kind, other than as set forth in this letter agreement. As a regular full-time employee, you will continue to be eligible to participate in Company-sponsored medical, dental, vision, life insurance, short and long-term disability plans. The Company may discontinue or modify any such plans, programs or practices at any time, with or without notice.

4. Voluntary Resignation. You acknowledge and agree that (i) your transition from Chief Executive Officer to Advisor effective as of the Effective Date and (ii) your separation from MongoDB effective as of November 9, 2026 or such later date as mutually determined by you and the Board, in each case, constitutes a voluntary resignation, and you are not entitled to any compensation or benefits in connection with such resignation other than as set forth herein.

5. Material Non-public Information. As part of your role under this letter agreement, you will be the recipient of material non-public information about MongoDB. You agree to continue to comply with United States securities laws with respect to the confidentiality and/or disclosure of such information. Further, you acknowledge and agree that, for the duration of your service with MongoDB in any capacity, you shall continue to be subject to the MongoDB, Inc. Insider Trading Policy (as approved by the Board on September 20, 2017) (as amended from time to time, the "Insider Trading Policy"), subject to the terms and conditions of the Insider Trading Policy, including, without limitation, any blackout period, pre-clearance, or other trading restrictions set forth therein.

6. Clawback Policy. You acknowledge and agree that you shall continue to be subject to the MongoDB, Inc. Financial Restatement Compensation Recoupment Policy (the "Clawback Policy"), subject to the terms and conditions thereof and, accordingly, any Covered Compensation (as defined in the Clawback Policy) may be subject to forfeiture and/or recoupment in accordance with the terms of the Clawback Policy.

7. Employee. Your relationship with MongoDB will continue to be that of an employee. You will remain eligible to receive benefits under MongoDB's benefit plan.

8. Property of MongoDB. For purposes of this letter agreement, "Designs and Materials" shall mean all designs, discoveries, inventions, products, computer programs, procedures, improvements, developments, drawings, notes, documents, information and materials made, conceived or developed by you alone or with others that result from or that are made, conceived or developed in connection with the services you provide to MongoDB pursuant to this letter agreement. You hereby irrevocably transfer and assign to MongoDB any and all of your right, title and interest in and to Designs and Materials, including

MongoDB, Inc. // 1633 Broadway, 38th Floor • New York, NY 10019 • 866.237.8815

Exhibit 10.1

PRIVILEGED & CONFIDENTIAL

but not limited to all copyrights, patent rights, trade secrets, trademarks and moral rights. You agree: (a) to disclose promptly in writing to MongoDB all Designs and Materials; (b) to cooperate with and assist MongoDB to apply for, and to execute any applications and/or assignments to obtain, any patent, copyright, trademark or other legal protection for Designs and Materials in MongoDB's name as MongoDB deems appropriate; and (c) to otherwise treat all Designs and Materials as "Confidential Information," as defined below.

9. Confidential Information. You recognize that, in the course of performing your services under this letter agreement, you may acquire information and materials from MongoDB and knowledge about information of a confidential or secret nature concerning MongoDB, including without limitation, knowledge about MongoDB's business, products and planned products, marketing plans, financial information, forecasts, personnel, customers, clients, suppliers, experimental work and programming techniques. All such knowledge, information and materials acquired, the existence, terms and conditions of this letter agreement, and all Designs and Materials, are and will be the trade secrets and confidential and proprietary information of MongoDB (collectively, the "Confidential Information"). Confidential Information will not include, however, any information which is or becomes part of the public domain through no fault of yours or that MongoDB regularly gives to third parties without restriction on use or disclosure. You agree to hold all such Confidential Information in strict confidence, not to disclose it to others or use it in any way, commercially or otherwise (including without limitation lecturing upon or publishing articles concerning Confidential Information), except in performing your obligations under this letter agreement, and not to allow any unauthorized person access to it. You agree to return to MongoDB promptly upon request, and in any event after termination or expiration of this letter agreement, any and all records, paper, media or other embodiment containing any Confidential Information. Notwithstanding the foregoing, nothing in this letter agreement precludes or otherwise limits your ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the "SEC"), or any other federal, state or local governmental agency or commission or self-regulatory organization (each such agency, commission or organization, a "Government Agency") or self-regulatory organization regarding possible legal violations, without disclosure to MongoDB. You do not need the prior authorization of MongoDB to make any such reports or disclosures, and you shall not be required to notify MongoDB that such reports or disclosures have been made. MongoDB may not retaliate against you for any of these activities, and nothing in this letter agreement requires you to waive any monetary award or other relief that you might become entitled to from the SEC or any other Government Agency. Pursuant to Section 7 of the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, and without limiting the preceding sentence, if you file a lawsuit for retaliation by MongoDB for reporting a suspected violation of law, you may disclose the trade secret to your attorney and may use the trade secret information in the court proceeding, if you (x) file any document containing the trade secret under seal and (y) do not disclose the trade secret, except pursuant to court order. Nothing in this letter agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section.

10. Conflicts of Interest. You hereby represent that the obligations contemplated hereby do not, in any way, conflict with any other agreement and/or commitment on your part. You agree to inform MongoDB promptly and in writing if any such conflict arises. You agree that you will not disclose to MongoDB any proprietary information that you currently have obtained, or may obtain in the future, from any other individual or organization.

MongoDB, Inc. // 1633 Broadway, 38th Floor • New York, NY 10019 • 866.237.8815

Exhibit 10.1

PRIVILEGED & CONFIDENTIAL

11. Termination and Survival of Termination. Either you or MongoDB may terminate this letter agreement on delivery of thirty (30) days prior written notice to the other party. Notwithstanding the foregoing, MongoDB may not terminate this letter agreement prior to November 9, 2026 except for Cause, as determined in good faith by the Board. "Cause" shall have the meaning set forth in your Offer Letter dated December 20, 2021. The provisions of Sections 4, 5, 6, 8, 9, 10, 11, 12 and 13 of this letter agreement will survive any expiration or termination of this letter agreement.

12. Interpretation. The terms contained in this letter agreement are subject to interpretation under the laws of the State of New York, without giving effect to that body of laws pertaining to conflict of laws and can be amended only in a signed writing and by joint agreement of both you and MongoDB. If any provision of this letter agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such provision cannot be so enforced, such provision shall be stricken from this letter agreement and the remainder of this letter agreement shall be enforced as if such invalid, illegal or unenforceable provision had (to the extent not enforceable) never been contained in the letter agreement. This letter agreement constitutes the complete and exclusive understanding and agreement of you and MongoDB and supersedes all prior understandings and agreements, whether written or oral, with respect to the subject matter hereof, including the offer letter by and between you and MongoDB dated as of December 20, 2021; *provided* that, at all times in the future, you will remain bound by the terms of any agreements between you and MongoDB containing restrictive covenants, including with respect to non-competition, non-solicitation, and confidentiality covenants, to the extent permitted under applicable law. This letter agreement may be executed in two or more counterparts, including by facsimile or electronic signature transmission, with the same force and effect as if each of the signatories had executed the same instrument.

13. Cooperation. During the Term and at all times thereafter, you agree that you will provide reasonable cooperation with and assistance to MongoDB in connection with the defense or prosecution of any claim that may be made against or by MongoDB, or in connection with any ongoing or future investigation or dispute or claim of any kind involving MongoDB, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings are related to services performed or required to be performed by you, knowledge possessed by you, or any act or omission by you provided that such cooperation shall be on a schedule reasonably convenient to you and shall not unreasonably interfere with your other business and personal activities. MongoDB will reimburse you for reasonable related expenses in connection with such cooperation.

14. Binding Nature. This Agreement shall be binding upon and inure to the benefit of you and MongoDB and their respective successors and permitted assigns. This Agreement may be assigned by MongoDB to any affiliate of MongoDB and to a successor of its business to which this Agreement relates (whether by purchase or otherwise).

15. Taxes. All payments under this letter agreement will be subject to all deductions required by law, including applicable taxes and withholdings. In accordance with its normal payroll practices, MongoDB will mail to your home address in MongoDB's records any tax reporting forms it prepares in accordance with any payments made to you, at such time as those forms are prepared and/or filed. You will be solely responsible and liable for any taxes owed on any payments or benefits made or provided to you under this letter agreement, except for taxes MongoDB believes it has an obligation to withhold from any such payments or benefits.

MongoDB, Inc. // 1633 Broadway, 38th Floor • New York, NY 10019 • 866.237.8815

Exhibit 10.1

PRIVILEGED & CONFIDENTIAL

16. Section 409A. The intent of the parties is that payments and benefits under this letter agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, "Code Section 409A") and, accordingly, to the maximum extent permitted, this Letter Agreement shall be interpreted to be in compliance with Code Section 409A; provided, that MongoDB does not guarantee to you any particular tax treatment with respect to this letter agreement and any payments hereunder, and MongoDB and its affiliates shall have no liability or obligation to you for any failure of this letter agreement or any payments hereunder to comply with Code Section 409A.

17. Other Agreements. You will remain bound by the terms and provisions of your Employee Invention Assignment Agreement, Confidentiality and Arbitration Agreement, as in effect on the date of this letter agreement, and the Indemnity Agreement between you and the Company, as in effect on the date of this letter agreement will remain in effect. You and the Company hereby acknowledge and agree that effective as of the Effective Date, this letter agreement shall supersede the Second Amended and Restated Offer Letter between you and the Company, dated December 20, 2021, in all respects; provided that the definition of "Cause" is hereby incorporated by reference.

If the foregoing represents your understanding of your role as an advisor to MongoDB, please sign below and return the executed letter agreement to me. The enclosed copy is for your files. Once again, we appreciate your interest in MongoDB and look forward to a stimulating and mutually beneficial association with you.

Very truly yours,

By: /s/ Andrew Stephens
Andrew Stephens
General Counsel

AGREED AND CONSENTED TO:

By: /s/ Dev Ittycheria
Dev Ittycheria

MongoDB, Inc. // 1633 Broadway, 38th Floor • New York, NY 10019 • 866.237.8815